Exhibit 99.1

News	General Motors Corporation	GM Communications Detroit, Mich., USA media.gm.com
For Release: 7:00 a.m. EDT
March 14, 2007
GM Reports 2006 Financial Results
Record revenue of $207 billion in 2006
2006 adjusted net income of $2.2 billion – improvement of $5.4 billion
2006 reported net loss of $2.0 billion – improvement of $8.4 billion
Positive fourth quarter net income and operating cash flow
Year-end cash balance of $26.4 billion
DETROIT – General Motors Corp. (NYSE: GM) today posted net income for 2006, excluding special items, of $2.2 billion, or $3.88 per share fully diluted, compared with a net loss of $3.2 billion, or $5.67 per share, in 2005, marking a $5.4 billion improvement. Including special items, GM had a net loss of $2.0 billion, or $3.50 per share for 2006, compared with a net loss of $10.4 billion, or $18.42 per share in the year-ago period. GM earned record revenue of $207 billion in 2006, compared with $195 billion in 2005.
“We needed 2006 to be a big year, and it was,” GM Chairman and CEO Rick Wagoner said. “Our performance last year reflects the significant progress we’ve made toward transforming GM into a more competitive, global business focused on long-term, sustainable success. The improvement is a credit to our employees, union partners, dealers and suppliers worldwide. It’s also validation that our strategy is working, and faster than many people thought possible.
“But nobody at GM is declaring victory, because we all know there is still a lot more work to do to achieve our goals of steady growth, solid profitability and positive cash flow generation. We’re confident that the momentum we generated in 2006 will continue to build through this year and beyond,” Wagoner added.
GM’s net income in the fourth quarter 2006 was $180 million, or $.32 per diluted share, excluding special items. These results compare to a net loss of $936 million, or $1.66 per share in the year ago period. Including the net favorable effect of all special items, GM’s net income was $950 million, or $1.68 per diluted share in the fourth quarter of 2006, compared with a loss of $6.6 billion, or $11.63 per share in the fourth quarter of 2005. GM had revenue of $51.2 billion in the fourth quarter 2006, compared with $51.7 billion in the same period a year ago, with the decline more than accounted for by the exclusion of GMAC revenue starting December 1, 2006, which is explained in greater detail in the “GMAC” section of the press release.
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The reported results for the fourth quarter 2006 include special items totaling $770 million after tax, or $1.36 per diluted share. These are primarily attributable to gains related to GMAC transaction-related items and the sale of the GM desert proving ground property, partially offset by costs related to previously announced GM restructuring items. Additional details on these special items are included in the “Highlights” section of the press release.
GM Automotive Operations
Net income from global automotive operations for 2006 improved by more than $5.7 billion, totaling $422 million on an adjusted basis, excluding special items (reported net loss of $3.2 billion). Adjusted net income for GM’s automotive operations in the fourth quarter 2006 was $228 million (reported net income of $194 million), compared with an adjusted loss of $1.2 billion in the year-ago period.
GM sold 9.1 million vehicles worldwide in 2006. For the second consecutive year, unit sales outside of the U.S. surpassed domestic sales with almost 5 million units, or 55 percent of global volume. GM Europe (GME), GM Asia Pacific (GMAP), and GM Latin America, Africa and the Middle East (GM LAAM) all set regional sales records, with GME exceeding 2 million units, GMAP topping 1.25 million units, and LAAM surpassing 1 million units for the first time.
GM North America (GMNA) posted a $5 billion earnings improvement in 2006, with an adjusted net loss of $779 million (reported net loss of $4.6 billion). In the fourth quarter of 2006, GMNA recorded its fourth consecutive quarter of more than $1 billion improvement in adjusted earnings. GMNA had an adjusted net loss of $14 million in the fourth quarter 2006 (reported net income of $50 million), versus an adjusted loss of $1.4 billion in the same quarter 2005. The calendar year improvement was realized despite a 207,000 unit reduction in GMNA production to balance inventory with deliveries, and reflects continued significant reductions in structural costs related to health care, manufacturing and workforce attrition, as well as positive sales mix and the impact of the company’s product and value focused sales and marketing strategy.
GM reduced structural costs in North America by $6.8 billion in 2006, exceeding its target of $6 billion, and remains on-track to deliver the previously announced $9 billion of annual structural cost savings in 2007(versus 2005 structural cost levels). GM’s progress in globalizing its product development, powertrain and manufacturing operations, combined with aggressive GMNA turnaround actions, are driving these significant structural cost reductions. GM reduced its global automotive structural cost from over 34 percent of revenue in 2005 to 30 percent of revenue in 2006, an impressive first step toward GM’s goal of cutting structural cost to 25 percent of revenue by 2010.
“We made very significant progress in 2006 toward our 25 percent structural cost goal,” Wagoner said. “At the same time, we continue to invest heavily in future products, technology and growth markets. GM plans to increase its global capital spending from $7.5 billion in 2006, to between $8.5 and $9 billion in 2007 and 2008.”
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GM’s commitment to quality and design leadership was reinforced in 2006 with strong consumer and media reception to GM’s newest cars and trucks, including the Chevrolet Tahoe, GMC Yukon, and Cadillac Escalade full-size utilities; GMC Sierra and Chevrolet Silverado full-size pickups; the Saturn Aura midsize sedan; Opel Corsa small car; and the Holden Commodore fullsize sedan. In addition, early public reaction to the Saturn Outlook and GMC Acadia midsize crossovers, introduced late in 2006, has been positive.
GME posted its first full year of profitability since 1999 with adjusted earnings of $227 million for 2006 (reported net loss of $225 million). GME had an adjusted loss of $8 million in the fourth quarter 2006 (reported net loss of $119 million), compared to net income of $5 million in the year-ago quarter. GME revenue in the fourth quarter 2006 was $9 billion, up from $8.1 billion in the same quarter 2005. Contributing to GME’s improved performance during the year was strong revenue growth due to record volume of over 2 million units, and continued structural cost reductions.
“The actions we’ve taken in Europe to reduce structural cost and re-energize our product lineup is making a big impact on the business,” Wagoner noted. “And our multi-brand approach in Europe is really getting traction. The Opel/Vauxhall brands are strengthening, led by products like the all-new Corsa and segment-leading Meriva and Zafira. And, the Chevrolet brand again achieved record sales, while Saab and Cadillac also demonstrated strong growth. And we’re especially pleased with our progress in Russia, where GM sales grew 73 percent in 2006.”
GMAP delivered adjusted earnings of $441 million in 2006 (reported net income of $1.2 billion), compared with $557 million in 2005, with the decline totally attributable to the loss of Suzuki equity income in 2006, as a result of the divestiture of most of GM’s holdings in Suzuki Motor Corp. For the fourth quarter of 2006, GMAP’s adjusted earnings were $122 million (reported net income of $135 million), consistent with the same quarter 2005 earnings of $124 million. Record 2006 sales of GM Daewoo products contributed to GM’s continued strong performance in the region, headlined by sales gains of 32 percent in China and 19 percent in Korea.
“The AP region remains the core of GM’s global growth strategy. In 2006, GM advanced its leading position in China, again improving its market share to almost 12 percent. We also announced plans to add a new assembly plant in India to take advantage of opportunities in that important market, and we continue to grow in Korea,” Wagoner said.
GM’s LAAM region delivered its best financial performance in 10 years with adjusted earnings of $533 million in 2006 (reported net income of $490 million), an improvement of $381 million over 2005. GMLAAM also recorded adjusted and reported fourth quarter earnings of $128 million, up from adjusted earnings of $63 million in the same quarter of 2005. These improvements were driven by record revenue and volume for the region, and significant gains at GM do Brasil.
“By cost-effectively leveraging GM’s products and resources from around the world, GM LAAM has been able to take advantage of growth opportunities throughout the region, achieving milestone sales of over 1 million units and impressive revenue and profit results,” Wagoner said.
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GMAC
On a standalone basis, GMAC Financial Services reported 2006 net income of $2.1 billion, compared with net income of $2.3 billion in 2005. GMAC’s operating earnings for 2006, excluding two significant items, amounted to $2.0 billion, compared to $2.7 billion of operating earnings in 2005.
For the fourth quarter of 2006, GMAC had net income of $1.0 billion, up from $112 million in the fourth quarter of 2005. The 2006 fourth quarter results include a $791 million after-tax benefit related to deferred tax liabilities that GMAC transferred to GM when GMAC converted to a Limited Liability Company (LLC). Conversely, fourth quarter 2005 results included the impact of goodwill impairment charges of $439 million after-tax. Excluding the LLC benefit, GMAC operating earnings for the fourth quarter 2006 were $225 million, compared to $551 million in the year-ago period.
On November 30, 2006, GM closed the previously-announced transaction to sell 51 percent controlling interest in GMAC to an investor consortium led by Cerberus Capital. As a result of the closing of the GMAC transaction, GMAC results through November were fully consolidated in GM’s reporting, and December results were reflected on an equity income basis for GM’s remaining 49 percent interest.
After adjusting GMAC results for equity income in December, dividends to GM on preferred stock and various transaction-related items, GM reported an adjusted net loss of $284 million associated with GMAC for the fourth quarter 2006, and net income of $1.5 billion for the calendar year. Going forward, GM will record GMAC results on an equity income basis.
Based on GMAC’s results, GM will refund approximately $1 billion to GMAC, in the form of a capital contribution, to restore its adjusted tangible equity balance as of November 30, 2006 to the $14.4 billion level that was agreed upon in conjunction with the 51 percent sale of GMAC. The amount of the refund reflects reduced tangible book value at November 30, 2006, principally caused by a deterioration in GMAC’s Residential Capital, LLC (ResCap) earnings, changes in GMAC deferred tax balances and the restatement of prior financial results.
For additional details on GMAC 2006 fourth quarter and calendar-year financial results, see the company’s earnings release dated March 13, 2007 on the company web site at www.gmacfs.com.
Cash and Liquidity
GM achieved positive adjusted operating cash flow for the fourth quarter 2006 of approximately $300 million, an improvement of $1.4 billion compared to the fourth quarter 2005.
Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) Trust totaled $26.4 billion at December 31, 2006, up from $20.4 billion on September 30, 2006. In addition to the impact of favorable operating cash flow in fourth quarter, this reflects the impact of distributions received from the closing of the sale of the 51 percent interest in GMAC.
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Financial Restatements
GM previously disclosed that it had understated its stockholders’ equity as of December 31, 2001 and subsequent periods by approximately $500 million related to deferred tax liabilities and taxation of foreign currency translation. GM today confirmed a final adjustment to stockholders’ equity as of January 1, 2002 of $245 million.
GM also previously disclosed it would be restating its financial statements for 2002 through the third quarter of 2006 largely due to hedge accounting. The following chart provides a summary of the impact of the restatements on reported net income for the 2002-2006 periods.

($Ms)	GM Reported Net Income (after-tax GAAP)

	Q1-Q3 2006	2005	2004	2003	2002
Previously reported	(3,025)	(10,567)	2,804	3,859	1,574
Adjustments	97	150	(103)	(334)	161
Restated results	(2,928)	(10,417)	2,701	3,525	1,735
These results had no impact on cash flow for any of the restated periods. Details on all of the restatements for the periods 2002 through the third quarter 2006 can be found in the “Highlights” section of this press release.
GM plans to file its annual report on Form 10-K with the Securities and Exchange Commission on March 15, 2007. Once filed, it will be available in the “SEC Filings” section of GM’s investor website at www.gm.com/company/investor_information/sec/.
General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the global industry sales leader for 76 years. Founded in 1908, GM today employs about 280,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2006, nearly 9.1 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
# # #
Contacts:
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com
Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com

Forward-looking Statements
In this press release and in related comments by General Motors’ management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors include: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of the Corporation’s new products; significant changes in the competitive environment and the effect of competition in the Corporation’s markets, including on the Corporation’s pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC and other governmental agencies; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees and the successful completion of a collective bargaining agreement; negotiations and bankruptcy court actions with respect to Delphi’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM’s key suppliers such as Delphi; additional credit rating downgrades and the effects thereof; factors affecting GMAC’s results of operations and financial condition such as credit ratings, interest rates, the housing market(including the downturn in residential mortgages, particularly in the nonprime sector), adequate access to the capital, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in GMAC’s contractual servicing rights; shortages of and price increases for fuel; changes in economic conditions, commodity prices, such as steel and other raw materials, currency exchange rates or political stability in the markets in which we operate; the effects of transactions or alliances entered into by one or more of our competitors; currency exchange rates or political instability in the markets in which we operate; and general economic conditions, in particular stability of consumer confidence. The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.

General Motors Corporation
Use of Non-GAAP Financial Measures
     This press release and the accompanying tables include the following non-GAAP financial measures: (a) adjusted net income, (b) managerial cash flow, and (c) GM North America vehicle revenue per unit. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
Adjusted Net Income
     Adjusted net income excludes a charge for the special attrition program agreement, restructuring and impairments charges, gains and losses on the sale of businesses and business interests, and charges associated with the Delphi bankruptcy. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.
     Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that GM management does not consider part of operating results when assessing the performance of the organization and measuring the results of GM’s performance. In addition, GM has historically reported similar non-GAAP financial measures. GM believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management uses these non-GAAP financial measures to evaluate GM’s performance and believes these measures allow GM management to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income for forecasting purposes, and in determining its future capital investment allocations. Also, adjusted net income is a key variable in determining management incentive compensation. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
     While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as special attrition program agreement and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

General Motors Corporation
Use of Non-GAAP Financial Measures (Continued)
     The following is a discussion of the adjustments to the comparable GAAP financial measure that produces our non-GAAP financial measures:
•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charge associated with the special attrition program agreement among the UAW, GM and Delphi. Management believes it is useful in evaluating the performance of GM and its management teams and business units during a particular time period to exclude charges associated with the special attrition program, because the charge occurs irregularly and is generally associated with one-time structural changes to GM’s North America business. Accordingly, management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
•	Restructuring and impairment charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to GM’s significant restructurings, which involved significant layoffs. Management believes the exclusion of restructuring and impairment charges from adjusted net income is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and the exclusion permits investors to evaluate the performance of our management the same way management does. Additionally, management excludes restructuring and impairment charges in its determinations regarding the allocation of resources, such as capital investment, among the Corporation’s business units and as part of its forecasting and budgeting.
•	Gains and losses on the sale of business units and business interests. The gains or losses on the sale of business units and business interests are excluded from adjusted net income. While GM is involved in sales of its business units and business interests from time to time and the Corporation may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the charges associated with these events when it evaluates the Corporation’s operations and for internal reporting, forecasting purposes and allocation of additional resources.
•	Charges associated with the Delphi bankruptcy. Our non-GAAP financial measures exclude charges associated with the Delphi bankruptcy, the estimated contingent liability reserve established by management. Management believes it is useful in evaluating the performance of GM and its management teams and business units during a particular time period to exclude charges associated with the Delphi bankruptcy, because this charge is not in the ordinary course of GM’s business. Accordingly, management does not consider these costs part of its core earnings for purposes of evaluating the performance of GM’s business and excludes such costs when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
•	Tax-related items. The income tax expense that arose as a result of the conversion of GMAC to a limited liability company (LLC) in connection with the sale of a controlling interest in GMAC and is

General Motors Corporation
Use of Non-GAAP Financial Measures (Concluded)
offset by the reversal of State/Local tax contingencies and income related to the portfolio of automotive leases transferred to GM as part of the GMAC transaction, is excluded from adjusted net income. GM is involved in sales of its business units and business interests from time to time, which may result in unusual tax events. Management excludes the charges and gains associated with these unusual events when it evaluates the Corporation’s operations and for internal reporting, forecasting purposes and allocation of additional resources.
Managerial Cash Flow
     GM also reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.
GM North America Vehicle Revenue per Unit
     GM’s earnings releases and charts for securities analysts also include the use of non-GAAP measures of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain vehicles sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service, and other income that GM does not derive from the sale of vehicles, such as interest on the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are not treated as sales under GAAP reporting because of GM’s repurchase obligations.
Structural Cost Reduction Target
     GM structural cost reduction target in North America excludes the cost of the three $1 billion contributions to an independent VEBA Trust in 2006, 2007, and 2011, in connection with the UAW health care settlement agreement. Management uses this measure to track the structural cost reduction target on a running rate basis since a significant portion of the benefit of the health-care settlement agreement related to hourly employees is anticipated to extend well beyond the periods in which the expense related to the contributions will be incurred. Management believes that this measure is useful to investors as it allows them to evaluate the ongoing effects of GM’s structural cost reduction initiatives.

General Motors Corporation
Explanatory Note
     On November 30, 2006, GM completed the sale of a 51% controlling interest in GMAC, LLC. For the eleven months ended November 30, 2006, GMAC’s earnings and cash flows are fully consolidated in GM’s Consolidated Statements of Operations and Statements of Cash Flows. After November 30, 2006, GM’s remaining 49% interest in GMAC’s common membership interests is reflected as an equity method investment. Also, GM’s interest in GMAC’s preferred membership interest of 1,555,000 units which was purchased for $1.4 billion at the time of the closing is reflected as a cost method investment.
     GM has restated its financial statements and financial information for 2002 through the third quarter of 2006. These restatements primarily relate to the following: (1) accounting for derivative contracts in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended; (2) accounting for deferred income taxes in accordance with SFAS No. 109, Accounting for Income Taxes; and (3) other various accounting adjustments.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Three Months Ended		Three Months Ended
	Sept. 30, 2006		June 30, 2006
	As Prev.		As Prev.
	Reported	Restated	Reported	Restated
REPORTED

Net Loss	$(91)	$(147)	$(3,379)	$(3,383)
EPS-Basic	$(0.16)	$(0.26)	$(5.97)	$(5.98)

ADJUSTMENTS

Delphi (A)	325	325	—	—
GMAC Commercial Finance Goodwill Impairment (B)	695	695	—	—
GMAC Transaction Related (C)	(322)	(322)	690	690
Special Attrition Program (D)	(64)	(64)	4,214	4,214
Restructuring (E)	46	46	(357)	(357)
Product Impairments (F)	112	112	197	197
Tax related items (G)	(148)	(148)	—	—
Sale of Investments (H)	—	—	(212)	(212)

Subtotal	644	644	4,532	4,532

ADJUSTED

Adjusted Income / (Loss)	$553	$497	$1,153	$1,149

Adjusted EPS-Basic	$0.98	$0.88	$2.04	$2.03
See pages 20 — 22 for footnotes.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2006		Sept. 30, 2006
	As Prev.		As Prev.
	Reported	Restated	Reported	Restated
REPORTED

Net Income / (Loss)	$445	$602	$(3,025)	$(2,928)
EPS-Basic	$0.79	$1.06	$(5.34)	$(5.18)

ADJUSTMENTS

Delphi (A)	—	—	325	325
GMAC Commercial Finance Goodwill Impairment (B)	—	—	695	695
GMAC Transaction Related (C)	—	—	368	368
Special Attrition Program (D)	52	52	4,202	4,202
Restructuring (E)	59	91	(252)	(220)
Product Impairments (F)	—	—	309	309
Tax related items (G)	—	—	(148)	(148)
Sale of Investments (H)	(372)	(372)	(584)	(584)

Subtotal	(261)	(229)	4,915	4,947

ADJUSTED

Adjusted Income / (Loss)	$184	$373	$1,890	$2,019

Adjusted EPS-Basic	$0.33	$0.66	$3.33	$3.56
See pages 20 — 22 for footnotes.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Three Months Ended		Three Months Ended
	Dec. 31, 2005		Sept. 30, 2005
	As Prev.		As Prev.
	Reported	Restated	Reported	Restated
REPORTED

Net Loss	$(6,663)	$(6,577)	$(1,664)	$(1,673)
EPS-Basic	$(11.78)	$(11.63)	$(2.94)	$(2.96)

ADJUSTMENTS

North America restructuring Charge (A)	1,651	1,651	—	—
Delphi (B)	3,575	3,575	—	—
U.S. salaried attrition program (C)	—	—	—	—
Plant & facility impairments (D)	—	—	805	805
Adjustments to investment in Fuji Heavy Industries (E)	(51)	(51)	—	—
Restructuring charges:
GME, GMAP, and Other (F)	97	97	56	56
Cumulative effect of accounting change (G)	109	109	—	—
Change in Polish tax law (H)	(49)	(49)	—	—
Tax items (I)	(129)	(129)	(311)	(311)
Goodwill Impairment (J)	438	438	—	—

Subtotal	5,641	5,641	550	550

ADJUSTED

Adjusted Income / (Loss)	$(1,022)	$(936)	$(1,114)	$(1,123)

Adjusted EPS-Basic	$(1.81)	$(1.66)	$(1.97)	$(1.99)
See pages 23 – 25 for footnotes.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Three Months Ended		Three Months Ended
	June 30, 2005		March 31, 2005
	As Prev.		As Prev.
	Reported	Restated	Reported	Restated
REPORTED

Net Loss	$(987)	$(917)	$(1,253)	$(1,250)
EPS-Basic	$(1.75)	$(1.62)	$(2.22)	$(2.21)

ADJUSTMENTS

North America restructuring Charge (A)	—	—	—	—
Delphi (B)	—	—	—	—
U.S. salaried attrition program (C)	—	—	148	148
Plant & facility impairments (D)	—	—	84	84
Adjustments to investment in Fuji Heavy Industries (E)	788	788	—	—
Restructuring charges:
GME, GMAP, and Other (F)	126	126	422	422
Cumulative effect of accounting change (G)	—	—	—	—
Change in Polish tax law (H)	—	—	—	—
Tax items (I)	(158)	(158)	(389)	(389)
Goodwill Impairment (J)	—	—	—	—

Subtotal	756	756	265	265

ADJUSTED

Adjusted Income / (Loss)	$(231)	$(161)	$(988)	$(985)

Adjusted EPS-Basic	$(0.41)	$(0.28)	$(1.75)	$(1.74)
See pages 23 — 25 for footnotes.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Twelve Months Ended
	December 31, 2005
	As Prev.
	Reported	Restated
REPORTED

Net Loss	$(10,567)	$(10,417)
EPS-Basic	$(18.69)	$(18.42)

ADJUSTMENTS

North America restructuring Charge (A)	1,651	1,651
Delphi (B)	3,575	3,575
U.S. salaried attrition program (C)	148	148
Plant & facility impairments (D)	889	889
Adjustments to investment in Fuji Heavy Industries (E)	737	737
Restructuring charges:
GME, GMAP, and Other (F)	701	701
Cumulative effect of accounting change (G)	109	109
Change in Polish tax law (H)	(49)	(49)
Tax items (I)	(987)	(987)
Goodwill Impairment (J)	438	438

Subtotal	7,212	7,212

ADJUSTED

Adjusted Income / (Loss)	$(3,355)	$(3,205)

Adjusted EPS-Basic	$(5.93)	$(5.67)
See pages 23 — 25 for footnotes.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Twelve Months Ended
	December 31, 2004
	As Prev.
	Reported	Restated
REPORTED

Net Income	$2,804	$2,701
EPS-Basic	$4.97	$4.78

ADJUSTMENTS

Gain on Sale of XM Stock (A)	(118)	(118)
Plant & Facility Impairments (B)	133	133
Asset Impairments (C)	297	297
Write-down of Fiat Investment (D)	136	136
Tax Items (E)	(540)	(540)
Fiat Charge (F)	886	886
Continuously Variable (G)
Transmission	31	31

Subtotal	825	825

ADJUSTED

Adjusted Income / (Loss)	$3,629	$3,526

Adjusted EPS-Basic	$6.43	$6.24

(A)	In December 2004, GM contributed 11 million shares of XM Satellite Radio Holdings Inc. Class A common stock valued at $432 million to its Voluntary Employees’ Beneficiary Association (VEBA). The contribution resulted in a pre-tax gain of $190 million ($118 million after tax).

(B)	Includes charges for previously announced facilities rationalization actions at GM’s Baltimore, MD and Linden, NJ plants.

(C)	Reflects the results of GM’s annual review of the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives. Impairments relate to product-specific assets and facilities

(D)	Relates to GM’s investment in Fiat Auto Holdings, B.V. and reflects completion of an impairment study relating to the carrying value of that investment, which resulted in the write-off of the remaining balance of $220 million pre-tax ($136 million after tax).

(E)	Reflects various adjustments resulting from changes in tax laws both in the U.S. and overseas and capital loss carryforwards.

(F)	On February 13, 2005, GM and Fiat reached a settlement agreement related to various issues that resulted in an after-tax charge to earnings of $886 million. Since the underlying events and disputes giving rise to GM’s and Fiat’s agreement existed at December 31, 2004, GM recognized this charge in the fourth quarter of 2004.

(G)	Relates to GM’s cancellation of its Continuous Variable Transmission product in Europe. Charges are for related asset impairments and contract cancellation costs.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Twelve Months Ended
	December 31, 2003
	As Prev.
	Reported	Restated
REPORTED

Net Income	$3,859	$3,525
EPS-Basic	$7.31	$6.71

ADJUSTMENTS

Hourly Retiree Lump Sum/ Vouchers (A)	725	725
Reserve for Idled Workers (B)	(103)	(103)
GME Restructuring Charge (C)	218	218
Gain on Sale of GM Defense (D)	(505)	(505)
Gain on sale of Hughes (E)	(1,179)	(1,179)

Subtotal	(844)	(844)

ADJUSTED

Adjusted Income / (Loss)	$3,015	$2,681

Adjusted EPS-Basic	$5.77	$5.17

(A)	The October 2003 contract with the United Auto Workers provided for lump-sum payments and vehicle discount vouchers for retirees, accounted for in GMNA and Other.

(B)	The Reserve for Idled Workers primarily relates to adjustments to previously established reserves for the Janesville, Wisconsin plant, accounted for in GMNA.

(C)	The GME Restructuring Charge relates to the initiative implemented in the fourth quarter of 2003 to improve competitiveness of GM’s automotive operations in Europe.

(D)	The Gain on Sale of GM Defense relates to the sale of GM’s light armored vehicle business to General Dynamics Corporation for net proceeds of approximately $1.1 billion.

(E)	The Gain on Sale of Hughes relates to the split-off of Hughes from GM and the simultaneous sale of GM’s 19.8% economic interest in Hughes to the News Corporation, Ltd. for a total of approximately $3.1 billion in cash.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Twelve Months Ended
	December 31, 2002
	As Prev.
	Reported	Restated
REPORTED

Net loss	$1,574	$1,735
EPS-Basic	$3.08	$3.36

ADJUSTMENTS

Hughes EchoStar Termination Payment (A)	(372)	(372)
Hughes Write-down of Crown Media Investment (B)	27	27
Hughes Write-down of XM Radio Investment (C)	63	63
Hughes Costs Related to Shut-down of DIRECTV DSL™ Service (D)	97	97
Hughes Loss on HTIL Transaction (E)	15	15
Write-down of Fiat Auto Investment (F)	1,371	1,371
GMNA Production Footprint (G)	116	116
Hughes Sale of Equity Interests (H)	(68)	(68)
GME End of Life Vehicle Charge (I)	55	55
GME Restructuring Charge (J)	407	407
Hughes Space Shuttle Settlement (K)	(59)	(59)
Hughes GECC Contractual Dispute (L)	51	51
Hughes Loan Guarantee Charge (M)	18	18

Subtotal	1,721	1,721

ADJUSTED

Adjusted Income / (Loss)	$3,295	$3,456

Adjusted EPS-Basic	$5.88	$6.17

(A)	The Hughes EchoStar Termination Payment reflects the $600 million EchoStar paid to Hughes in connection with the termination of the October 28, 2001 merger agreement between Hughes and EchoStar.

(B)	The Hughes Write-down of Crown Media Investment relates to the recognition of an other than temporary decline in the market value of Hughes’ investment in Crown Media.

(C)	The Hughes Write-down of XM Radio Investment relates to the recognition of an other than temporary decline in the market value of Hughes’ investment in XM Radio.

General Motors Corporation
Prior Period Restatements – After Tax
(Dollars in millions except per share amounts)
(unaudited)
(D)	The Hughes Costs Related to Shut-down of DIRECTV DSL™ Service relates to the costs to close the business including contract termination payments, write-offs of equipment, and severance payments.

(E)	The Hughes Loss on HTIL Transaction relates to the exchange of Hughes’ ownership in Hughes Tele.com (India) Limited for an equity interest in and long term receivables from Tata Teleservices Limited.

(F)	The Write-down of Fiat Auto Investment relates to GM’s investment in Fiat Auto Holdings, B.V. (“Fiat Auto”) and reflects completion of an impairment study relating to the carrying value of that investment, which was reduced from $2.4 billion to $220 million.

(G)	The GMNA Production Footprint charge primarily relates to costs associated with the transfer of commercial truck production from Janesville, Wisconsin, to Flint, Michigan.

(H)	The Hughes Sale of Equity Interests relates primarily to the investment in the multimedia company Thomson.

(I)	The GME End of Life Vehicle Charge relates to the European Union’s directive requiring member states to enact legislation regarding end-of-life vehicles to be the responsibility of manufacturers for dismantling and recycling vehicles they have sold.

(J)	The GME Restructuring Charge relates to the initiative implemented in the first quarter of 2002 to improve the competitiveness of GM’s automotive operations in Europe.

(K)	The Hughes Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government on March 22, 1991, based upon the National Aeronautics and Space Administration’s (NASA) breach of contract to launch ten satellites on the Space Shuttle.

(L)	The Hughes GECC Contractual Dispute relates to an expected loss associated with a contractual dispute with General Electric Capital Corporation.

(M)	The Hughes Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems’ affiliate in India.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Three Months Ended		Year to Date
	Dec. 31, 2006		Dec. 31, 2006
	Net	$1-2/3	Net	$1-2/3
	Income	EPS	Income	EPS
REPORTED

Net Income / (Loss)	$950	$1.68	$(1,978)	$(3.50)

ADJUSTMENTS

Delphi (A)	—	—	325	0.57
GMAC Commercial Finance Goodwill Impairment (B)	—	—	695	1.23
GMAC Transaction Related (C)	(712)	(1.26)	(344)	(0.60)
Special Attrition Program (D)	(51)	(0.09)	4,151	7.33
Restructuring (E)	180	0.32	(40)	(0.07)
Product Impairments (F)	—	—	309	0.55
Tax related items (G)	(66)	(0.12)	(214)	(0.38)
Sale of Investments (H)	—	—	(584)	(1.03)
Gain on Sale (I)	(175)	(0.31)	(175)	(0.31)
Component Plant Settlement (J)	146	0.26	146	0.26
Delphi – Medicare Part D (K)	(92)	(0.16)	(92)	(0.16)

Subtotal	(770)	(1.36)	4,177	7.39

ADJUSTED

Adjusted Income — Basic EPS	$180	$0.32	$2,199	$3.89

Adjusted EPS — Fully Diluted		$0.32		$3.88

(A)	During the third quarter of 2006, GM increased its contingent liability by $325 million after-tax ($500 million pre-tax), based on current available data and ongoing discussions with Delphi and other stakeholders. GM recorded a charge of $3.6 billion after-tax ($5.5 billion pre-tax) in the fourth quarter of December 2005. GM’s current estimate of the range of reasonably possible outcomes are between $6 billion and $7.5 billion. GM believes the more likely amount of the liability is at the lower end of this range. GM may incur a payment in 2007 not expected to exceed $400 million pre-tax and additional ongoing expenses on a limited duration estimated to be less than $100 million (pre-tax) annually.

(B)	During the third quarter GMAC’s commercial finance business recognized a goodwill impairment charge of $695 million after-tax ($839 million pre-tax). The charge was the result of a decision made by new management to eliminate certain low margin product lines in its commercial finance business.

(C)	In the second quarter of 2006, GM recognized impairment losses on GMAC to reflect the net assets held for sale as required by SFAS 144. In the third quarter, GM recognized a reversal of losses previously recognized due to the fact that an impairment charge was recorded by GMAC’s commercial finance business.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(unaudited)
At the end of November, GM closed its sale of GMAC to a consortium of investors. GM recognized gains on curtailments of its pension and post retirement benefit liabilities. These gains were offset by the loss on sale of GMAC including various tax items related to the sale. In addition, as part of its investment and capital strategy, GMAC Insurance Operations completed a securities portfolio review and decided to reduce the elevated investment leverage and free up capital for growth strategies and dividends. This was achieved by reducing the investment in equities from nearly 35% of total invested assets to approximately 10% and resulted in a pre tax gain of approximately $873 million or $567 million after tax. The proceeds from the sales have been either invested in fixed income securities or will be used to remit dividends in 2007.

(D)	During the fourth quarter, GM recorded a favorable adjustment primarily due to closed plants and the related JOBS bank in GMNA.

The second quarter charge relates to the results of the GM-UAW-Delphi Special Attrition Program, primarily for payments to employees (approximately $1.4 billion) and for the curtailment charges associated with GM’s U.S. hourly pension plan as a result of the attrition program (approximately $2.8 billion).

(E)	Relates to various restructuring initiatives and other matters, as follows:
•	For the fourth quarter of 2006:
•	Restructuring charges of $53 million at GMAP related to reduced volume and employee separation at Holden.

•	Additional charges of $111 million were recognized at GME primarily related to separations.
•	Year-to-date totals include the following:
•	Favorable revision of the accrual taken in the fourth quarter of 2005 for the North American plant capacity actions (approximately $600 million).

•	Charges totaling $309 million were recognized at GME, related to the announced closure in December 2006 of the GM assembly plant in Azambuja, Portugal, which includes amounts for the writedown to fair market value of plant assets, employee separation costs, and contract cancellation charges. Additional costs were incurred related to the elimination of a shift at the Ellesmere Port plant in the U.K.

•	Other restructuring charges of $43 million at GMLAAM.

•	Estimated charges of $76 million related to separations of salaried employees at GMNA.
(F)	GMNA has recorded impairment charges of $309 million after-tax related to product specific assets and write down of plant assets in connection with the planned stoppage of production at the Doraville, Georgia assembly plant.
(G)	Primarily reflects the reversal of a deferred tax asset valuation allowance at GM Daewoo and residual taxes at Suzuki.
(H)	Year-to-date results include an after-tax gain of $212 million from the sale of GM’s entire investment in Isuzu Motors, Ltd. Additionally, year-to-date results include an after-tax gain of $372 million from the sale of 92.36 million shares of GM’s investment in Suzuki Motor Corp. (Suzuki) for approximately $2 billion in cash, reducing GM’s equity stake in Suzuki from 20.4% to approximately 3.7% (16.3 million shares). The gains were recognized at GMAP.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(unaudited)
(I)	During the fourth quarter, GM sold its desert proving grounds in Mesa, Arizona.
(J)	During the fourth quarter, GM announced its plan to cease production at two former component plants that are included in GM’s consolidated financial results. GM recorded a charge of $146 million after tax related to the idling and separation costs of the workforce.
(K)	During the fourth quarter, GM was able to recognize tax benefit associated with Medicare Part D subsidies related to certain Delphi flow-back employees and retirees.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(unaudited)

	Three Months Ended		Year to Date
	Dec. 31, 2005		Dec. 31, 2005
		$1-2/3		$1-2/3
	Restated	EPS	Restated	EPS
REPORTED

Net loss	$(6,577)	$(11.63)	$(10,417)	$(18.42)

ADJUSTMENTS
North America restructuring charge (A)	1,651	2.92	1,651	2.92
Delphi (B)	3,575	6.32	3,575	6.32
U.S. salaried attrition program (C)	—	—	148	0.26
Plant & facility impairments (D)	—	—	889	1.57
Adjustments to investment in Fuji Heavy Industries (E)	(51)	(0.09)	737	1.30
Restructuring charges:
GME, GMAP, and Other (F)	97	0.17	701	1.25
Cumulative effect of accounting change (G)	109	0.19	109	0.19
Change in Polish tax law (H)	(49)	(0.09)	(49)	(0.09)
Tax items (I)	(129)	(0.22)	(987)	(1.74)
Goodwill Impairment (J)	438	0.77	438	0.77

Subtotal	5,641	9.97	7,212	12.75

ADJUSTED

Adjusted (loss) – Basic EPS	$(936)	$(1.66)	$(3,205)	$(5.67)

(A)	In connection with the North American manufacturing capacity actions announced in November, GM recorded an after-tax charge of $1.7 billion in the fourth quarter of 2005. This charge includes $1.2 billion associated employees and $455 million for the non-cash write-down of property, plants and equipment.

(B)	In the fourth quarter of 2005, GM recorded a contingent liability due to Delphi’s Chapter 11 filing. At that time, GM believed that the range of the contingent exposures was between $5.5 billion and $12 billion, with amounts near the low end of the range considered more possible than amounts near the high end of the range. During

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(unaudited)
the third quarter of 2006, GM increased its contingent liability by $325 million after-tax ($500 million pre-tax), based on current available data and ongoing discussions with Delphi and other stakeholders. GM’s current estimate of the range of reasonably possible outcomes are between $6 billion and $7.5 billion. GM believes the more likely amount of the liability is at the lower end of this range. GM may incur a payment in 2007 not expected to exceed $400 million pre-tax and additional ongoing expenses on a limited duration estimated to be less than $100 million (pre-tax) annually.

(C)	Relates to voluntary early retirement and other separation programs in the U.S. in the first quarter of 2005.

(D)	Year-to-date adjustments include after-tax impairment charges totaling $805 million ($468 million at GMNA, $176 million at GME, $99 million at GMLAAM, and $62 million at GMAP) resulting from third quarter reviews of the carrying value of long-lived assets held and used, other than goodwill and intangible assets with indefinite lives. These impairments consist of $711 million related to product-specific assets and $94 million related to office and production facilities, which were still in service at year-end 2005. Year-to-date results also include an after-tax charge of $84 million, recorded at GMNA in the first quarter 2005, for the write-down to fair market value of various plant assets in connection with the cessation of production at a Lansing assembly plant.

(E)	Relates to the $788 million after-tax write-down to fair market value, as of June 30, 2005, of GM’s investment in approximately 20% of the common stock of Fuji Heavy Industries (FHI). In the fourth quarter, GM completed the sale of its investment in the common stock of FHI and recorded a gain of $71 million (after tax) due to the appreciation of the fair value of such stock after June 30, 2005, the date of the FHI impairment charge. Also in the fourth quarter, GME recorded cancellation charges of $20 million (after tax) related to FHI, resulting in a net adjustment of $(51) million in the fourth quarter.

(F)	The fourth quarter charge relates to after-tax restructuring charges of $69 million at GME, $21 million at GMAP, and $7 million at Other. In the fourth quarter of 2004, GM Europe announced a restructuring plan targeting a reduction in annual structural costs of an estimated $600 million by 2006. A total reduction of 12,000 employees, including 10,000 in Germany, from 2005-2007 through separation programs, early retirements, and selected outsourcing initiatives is expected. The fourth quarter GME restructuring charge of $69 million relates to approximately 800 additional separations, as well as charges related to previous separations that are required to be amortized over future periods. The year-to-date GME charge of $672 million also includes costs related to the separation of approximately 6,700 people in the first three quarters.

(G)	Relates to the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” as of December 31, 2005.

(H)	Relates to the effect of changes in Polish tax law at a GM Powertrain joint venture. Amount is included in equity income.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(unaudited)
(I)	Fourth quarter and year-to-date amounts of $746 million and $1.6 billion, respectively, relate to tax benefits, in excess of GM’s previously communicated annual effective tax rate of 15%. In addition, the fourth quarter includes recognition of a valuation allowance of $617 million against deferred tax assets at GM do Brasil. Adjusted loss reflects an effective tax rate of 15%.

(J)	Relates to goodwill impairment charges in GMAC’s commercial finance business.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Fourth Quarter		Year to Date
		Restated		Restated
(Dollars in millions except per share amounts)	2006	2005	2006	2005
Total net sales and revenues	$51,209	$51,652	$207,349	$194,655
Adjusted	$50,337	$51,574	$206,477	$194,577
Net income (loss)	$950	$(6,577)	$(1,978)	$(10,417)
Adjusted	$180	$(936)	$2,199	$(3,205)
Net margin
(Net income / Total net sales and revenues)	1.9%	(12.7)%	(1.0)%	(5.4)%
Adjusted	0.4%	(1.8)%	1.1%	(1.6)%
Earnings (losses) per share - basic
$1-2/3 par value	$1.68	$(11.63)	$(3.50)	$(18.42)
Earnings (losses) per share - diluted
$1-2/3 par value	$1.68	$(11.63)	$(3.50)	$(18.42)
Earnings (losses) per share – adjusted diluted
$1-2/3 par value	$0.32	$(1.66)	$3.88	$(5.67)
GM $1-2/3 par value average shares outstanding (Mil’s)
Basic shares	566	566	566	566
Diluted shares	567	566	567	566
Cash dividends per share of common stocks
GM $1-2/3 par value	$0.25	$0.50	$1.00	$2.00
See reconciliation of adjusted financial results on pages 28 — 33, and footnotes on page 36.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Fourth Quarter		Year to Date
		Restated		Restated
	2006	2005	2006	2005
Book value per share of
common stocks at Dec. 31 GM $1-2/3 par value	$(9.62)	$25.91
Auto & Other total cash & marketable securities at Dec. 31 ($Bil’s)	$23.9	$16.6
Readily-available assets in VEBA	$2.5	$3.8

Total Auto & Other cash & marketable securities plus readily-available assets in VEBA	$26.4	$20.4

Auto & Other Operations ($Mil’s)
Depreciation	$1,366	$1,687	$4,622	$5,517
Amortization of special tools	743	989	3,468	4,516
Amortization of intangible assets	17	32	69	68

Total	$2,126	$2,708	$8,159	$10,101

GM’s share of significant nonconsolidated affiliates’ net income (loss) ($Mil’s)
United States^	$(5)	NA	$(5)	NA
Italy*	NA	NA	NA	$32
Japan+	NA	$43	$21	$183
China	$73	$90	$306	$302
South Korea#	NA	NA	NA	$17

^	GM sold a 51% ownership interest in GMAC in November 2006. As such, the remaining 49% ownership interest held by GM is accounted for under the equity method.

*	During the second quarter of 2005, GM and Fiat S.p.A. completed the liquidation and termination of all joint ventures between them in existence at that time. As a result, GM regained complete ownership of all assets it originally contributed to each joint venture.

+	In the fourth quarter 2005, GM completed the sale of its 20.1% investment in the common stock of Fuji Heavy Industries (FHI). In 2006, GM sold 92.36 million shares of its investment in Suzuki, reducing GM’s stake from 20.4% to 3.7% (16.3 million shares). Effective with the completion of the sale, GM’s remaining interest in Suzuki is accounted for as an available-for-sale equity security.

#	Effective for the third quarter 2005, the results of GM Daewoo’s operations are consolidated by GM.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Fourth Quarter
	2006 and 2005
	Reported				Adjusted
		Restated	Special Items			Restated
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Total net sales and revenues
GMNA	$26,584	$27,770	$—	$—	$26,584	$27,770
GME	8,975	8,102	—	—	8,975	8,102
GMLAAM	3,973	3,546	—	—	3,973	3,546
GMAP	4,492	3,449	—	(78)	4,492	3,371

Total GMA	44,024	42,867	—	(78)	44,024	42,789
Other (1)	(23)	(39)	—	—	(23)	(39)

Total Auto & Other	44,001	42,828	—	(78)	44,001	42,750

GMAC (2)	6,486	8,808	(872)	—	5,614	8,808
Other Financing (1)	722	16	—	—	722	16

Total Financing	7,208	8,824	(872)	—	6,336	8,824

Total net sales and revenues	$51,209	$51,652	$(872)	$(78)	$50,337	$51,574

Income (loss) before income taxes, equity income, and minority interests
GMNA	$124	$(4,114)	$(99)	$2,537	$25	$(1,577)
GME	(153)	(197)	142	125	(11)	(72)
GMLAAM	74	48	—	—	74	48
GMAP	(5)	(60)	76	(49)	71	(109)

Total GMA	40	(4,323)	119	2,613	159	(1,710)
Other	426	(5,991)	(607)	5,511	(181)	(480)

Total Auto & Other	466	(10,314)	(488)	8,124	(22)	(2,190)

GMAC (2)	371	55	(872)	712	(501)	767
Other Financing	(345)	(9)	382	—	37	(9)

Total Financing	26	46	(490)	712	(464)	758

Total income (loss) before income taxes, equity income, and minority interests	$492	$(10,268)	$(978)	$8,836	$(486)	$(1,432)

See footnotes on page 34.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Fourth Quarter
	2006 and 2005
	Reported		Special Items		Adjusted
	2006	2005	2006	2005	2006	2005
(Dollars in millions)
Net income (loss)
GMNA	$50	$(3,150)	$(64)	$1,734	$(14)	$(1,416)
GME	(119)	(56)	111	61	(8)	5
GMLAAM	128	(556)	—	619	128	63
GMAP	135	171	(13)	(47)	122	124

Total GMA	194	(3,591)	34	2,367	228	(1,224)
Other	470	(3,074)	(493)	2,836	(23)	(238)

Total Auto & Other	664	(6,665)	(459)	5,203	205	(1,462)

GMAC (2)	1,069	111	(1,353)	438	(284)	549
Other Financing	(783)	(23)	1,042	—	259	(23)

Total Financing	286	88	(311)	438	(25)	526

Net income (loss)	$950	$(6,577)	$(770)	$5,641	$180	$(936)

Income tax expense (benefit)
GMNA	$39	$(1,021)	$(35)	$886	$4	$(135)
GME	(35)	(136)	31	36	(4)	(100)
GMLAAM	(52)	605	—	(617)	(52)	(12)
GMAP	(106)	(124)	89	1	(17)	(123)

Total GMA	(154)	(676)	85	306	(69)	(370)
Other	(46)	(2,904)	(114)	2,675	(160)	(229)

Total Auto & Other	(200)	(3,580)	(29)	2,981	(229)	(599)

GMAC (2)	(705)	(1)	481	274	(224)	273
Other Financing	438	14	(660)	—	(222)	14

Total Financing	(267)	13	(179)	274	(446)	287

Income tax expense (benefit)	$(467)	$(3,567)	$(208)	$3,255	$(675)	$(312)

See footnotes on page 34.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Fourth Quarter
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Effective tax rate
Total GM Corp.	(95)%	35%	21%	37%	139%	22%
GMNA	32%	25%	35%	35%	16%	9%
GME	23%	69%	22%	29%	36%	139%
GMAC (2)	(190)%	(2)%	55%	38%	45%	36%

Equity income (loss) and minority interests
GMNA	$(35)	$26	—	$—	$(35)	$26
GME	(1)	26	—	(49)	(1)	(23)
GMLAAM	2	3	—	—	2	3
GMAP	34	110	—	—	34	110
GMAC (2)	(7)	55	—	—	(7)	55

Total GMA	$(7)	$220	—	$(49)	$(7)	$171

See footnotes on page 34.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Year to Date
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Total net sales and revenues
GMNA	$109,779	$105,640	$—	$—	$109,779	$105,640
GME	33,193	31,892	—	—	33,193	31,892
GMLAAM	14,618	11,844	—	—	14,618	11,844
GMAP	15,499	10,821	—	(78)	15,499	10,743

Total GMA	173,089	160,197	—	(78)	173,089	160,119
Other (1)	(162)	31	—	—	(162)	31

Total Auto & Other	172,927	160,228	—	(78)	172,927	160,150

GMAC (2)	33,629	34,081	(872)	—	32,757	34,081
Other Financing (1)	793	346	—	—	793	346

Total Financing	34,422	34,427	(872)	—	33,550	34,427

Total net sales and revenues	$207,349	$194,655	$(872)	$(78)	$206,477	$194,577

Income (loss) before income taxes, equity income, and minority interests
GMNA	$(6,903)	$(10,583)	$5,908	$3,637	$(995)	$(6,946)
GME	(312)	(1,794)	654	1,330	342	(464)
GMLAAM	527	43	43	150	570	193
GMAP	1,023	(889)	(865)	853	158	(36)

Total GMA	(5,665)	(13,223)	5,740	5,970	75	(7,253)
Other	(1,152)	(6,916)	(102)	5,524	(1,254)	(1,392)

Total Auto & Other	(6,817)	(20,139)	5,638	11,494	(1,179)	(8,645)

GMAC (2)	2,247	3,426	(33)	712	2,214	4,138
Other Financing	(377)	(27)	422	—	45	(27)

Total Financing	1,870	3,399	389	712	2,259	4,111

Total income (loss) before income taxes, equity income, and minority interests	$(4,947)	$(16,740)	$6,027	$12,206	$1,080	$(4,534)

See footnotes on page 34.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Year to Date
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Net income (loss)
GMNA	$(4,619)	$(8,233)	$3,840	$2,426	$(779)	$(5,807)
GME	(225)	(1,028)	452	841	227	(187)
GMLAAM	490	(566)	43	718	533	152
GMAP	1,186	(246)	(745)	803	441	557

Total GMA	(3,168)	(10,073)	3,590	4,788	422	(5,285)
Other	161	(2,601)	(165)	1,986	(4)	(615)

Total Auto & Other	(3,007)	(12,674)	3,425	6,774	418	(5,900)

GMAC (2)	2,179	2,280	(658)	438	1,521	2,718
Other Financing	(1,150)	(23)	1,410	—	260	(23)

Total Financing	1,029	2,257	752	438	1,781	2,695

Net income (loss)	$(1,978)	$(10,417)	$4,177	$7,212	$2,199	$(3,205)

Income tax expense (benefit)
GMNA	$(2,243)	$(2,480)	$2,068	$1,294	$(175)	$(1,186)
GME	(72)	(734)	202	461	130	(273)
GMLAAM	28	611	—	(566)	28	45
GMAP	(23)	(172)	(15)	53	(38)	(119)

Total GMA	(2,310)	(2,775)	2,255	1,242	(55)	(1,533)
Other	(1,310)	(4,288)	63	3,538	(1,247)	(750)

Total Auto & Other	(3,620)	(7,063)	2,318	4,780	(1,302)	(2,283)

GMAC (2)	62	1,197	625	274	687	1,471
Other Financing	773	(4)	(988)	—	(215)	(4)

Total Financing	835	1,193	(363)	274	472	1,467

Income tax expense (benefit)	$(2,785)	$(5,870)	$1,955	$5,054	$(830)	$(816)

See footnotes on page 34.

General Motors Corporation
Summary Corporate Financial Results
(unaudited)

	Year to Date
	2006 and 2005
	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Effective tax rate
Total GM Corp.	56%	35%	32%	41%	(77)%	18%
GMNA	33%	23%	35%	36%	18%	17%
GME	23%	41%	31%	35%	38%	59%
GMAC (2)	3%	35%	(1894)%	38%	31%	36%

Equity income (loss) and minority interests
GMNA	$41	$(47)	—	$—	$41	$(47)
GME	15	53	—	(49)	15	4
GMLAAM	(9)	4	—	—	(9)	4
GMAP	140	474	105	—	245	474
GMAC (2)	(6)	51	—	—	(6)	51

Total GMA	$181	$535	$105	$(49)	$286	$486

See footnotes on page 34.

General Motors Corporation
Operating Statistics
(unaudited)

	Fourth Quarter		Year to Date
(Units in thousands)	2006	2005	2006	2005
Worldwide Production Volume
GMNA — Cars	446	483	1,822	1,834
GMNA — Trucks	661	798	2,827	3,022

Total GMNA	1,107	1,281	4,649	4,856
GME	443	443	1,806	1,858
GMLAAM	215	188	830	775
GMAP	509	420	1,896	1,562

Total Worldwide	2,274	2,332	9,181	9,051

Vehicle Unit Deliveries
Chevrolet — Cars	160	186	798	866
Chevrolet — Trucks	377	364	1,618	1,804
Pontiac	88	97	410	438
GMC	118	104	481	566
Buick	50	52	241	282
Oldsmobile	0	0	0	2
Saturn	58	46	226	214
Cadillac	57	52	227	235
Other	32	30	124	111

Total United States	940	931	4,125	4,518
Canada, Mexico, and Other	169	180	682	728

Total GMNA	1,109	1,111	4,807	5,246
GME	475	453	2,003	1,984
GMLAAM	289	249	1,035	882
GMAP	330	291	1,253	1,065

Total Worldwide	2,203	2,104	9,098	9,177

Market Share
United States — Cars	20.2%	21.0%	20.7%	22.6%
United States — Trucks	26.4%	26.0%	27.1%	28.5%
Total United States	23.6%	23.8%	24.2%	25.9%
Total North America	23.2%	23.6%	23.8%	25.5%
Total Europe	9.2%	9.1%	9.2%	9.4%
Total LAAM	17.9%	18.1%	17.0%	16.8%
Asia and Pacific	6.6%	6.3%	6.4%	5.8%
Total Worldwide	13.3%	13.4%	13.5%	14.1%

Worldwide Retail/Fleet Mix
% Fleet Sales — Cars	38.1%	39.3%	33.9%	35.2%
% Fleet Sales — Trucks	18.5%	21.8%	20.5%	19.6%
Total Vehicles	25.8%	28.7%	28.3%	28.6%

GMNA Capacity Utilization
(2 shift rated, annualized)	88.8%	94.4%	92.4%	90.0%

General Motors Corporation
Operating Statistics
(unaudited)

	Fourth Quarter		Year to Date
	2006	2005	2006		2005
GMAC’s Worldwide Cost of Borrowing (3)	6.01%	5.26%		5.88%		4.78%

GMAC Period End Debt Spreads Over U.S. Treasuries
2 Year			106	bp	475	bp
5 Year			154	bp	535	bp
10 Year			194	bp	540	bp

Cash balances ($Bil’s)				$18.3		$20.0

GMAC Automotive Finance Operations Consumer Credit (North America)
Net charge-offs as a % of managed receivables	1.14%	1.00%		1.02%		0.99%
Retail contracts 30 days delinquent as a % of average number of contracts outstanding (4)	2.62%	2.45%		2.49%		2.21%

Retail penetration (U.S. only)
Total retail contract volume (retail and lease) as a % of retail sales	31%	32%		44%		39%
SmartLease and SmartBuy as a % of retail sales	16%	14%		18%		17%

Off-lease Vehicle Remarketing (U.S. only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle — Serviced	$13,493	$13,668		$13,848		$13,949
Off-lease vehicles terminated - Serviced (units in 000s)	66	58		272		283

ResCap ($Bil’s)
Production volume	$49.3	$45.3		$189		$175.6
Mortgage servicing rights, net				$4.9		$4.0

GMAC Insurance Operations ($Mil’s)
Combined ratio (5)	92.8%	92.8%		92.3%		93.9%
Premium revenue written	$965	$941		$4,133		$4,150
Investment portfolio market value				$7,574		$7,664
After-tax net unrealized capital gains				$99		$573
See footnotes on page 34.

General Motors Corporation
(unaudited)

	2006	2005	Year to Date
Worldwide Employment at December 31 (in 000’s)
United States Hourly	89	105
United States Salary	33	36

Total United States	122	141
Canada, Mexico, and Other	30	32

GMNA	152	173
GME	60	63
GMLAAM	32	31
GMAP	34	31
GMAC (2)	0	34
Other	2	3

Total	280	335

Worldwide Payrolls ($Bil’s)	$5.6	$5.9	$22.3	$21.5
Footnotes:

(1)	Other Operations and Other Financing include intercompany eliminations.

(2)	GM closed the sale of its 51% controlling interest in GMAC at November 30, 2006. Since the GMAC Transaction, GM has accounted for its 49% ownership interest in GMAC using the equity method. Financial results reflect GMAC’s fully consolidated financial results for the first 11 months of the year. GM recorded equity income on its GMAC investment for the last month of 2006.

(3)	Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt. For 2006, annualized rate is based on the first 11 months of the year.

(4)	Excludes accounts in bankruptcy.

(5)	Calculated as the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
	2006	2005
	(Dollars in millions
	except per share amounts)
Net sales and revenues
Automotive sales	$44,001	$42,828
Financial services and insurance revenues	7,208	8,824

Total net sales and revenues	51,209	51,652

Costs and expenses
Automotive cost of sales	39,405	43,339
Selling, general, and administrative expenses	6,151	7,662
Interest expense	3,394	4,368
Provisions for credit and insurance losses related to financing and insurance operations	1,304	737
Other expenses	1,087	6,212

Total costs and expenses	51,341	62,318

Operating income (loss)	(132)	(10,666)

Automotive interest income and other non-operating income, net	624	398

Income (loss) before income taxes, equity income (loss) and minority interests and cumulative effect of accounting change	492	(10,268)
Income tax (benefit)	(467)	(3,567)
Equity income (loss) and minority interests, net of tax	(9)	233

Income (loss) before cumulative effect of accounting change	950	(6,468)
Cumulative effect of a change in accounting principle	—	(109)

Net income (loss)	$950	$(6,577)

Basic earnings (loss) per share
Earnings (loss) before cumulative effect of accounting change	$1.68	$(11.44)
Cumulative effect of accounting change	—	(0.19)

Earnings (loss) per share, basic	$1.68	$(11.63)

Weighted average common shares outstanding, basic (millions)	566	565

Diluted earnings (loss) per share
Earnings (loss) before cumulative effect of accounting change	$1.68	$(11.44)
Cumulative effect of accounting change	—	(0.19)

Earnings (loss) per share, diluted	$1.68	$(11.63)

Weighted average common shares outstanding, diluted (millions)	566	565

Cash dividends per share	$0.25	$0.50

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
	(Dollars in millions
	except per share amounts)
Net sales and revenues
Automotive sales	$172,927	$160,228	$163,341
Financial services and insurance revenues	34,422	34,427	32,010

Total net sales and revenues	207,349	194,655	195,351

Costs and expenses
Automotive cost of sales	164,682	158,887	152,115
Selling, general, and administrative expenses	25,081	27,513	25,969
Interest expense	16,945	15,607	11,913
Provisions for credit and insurance losses related to financing and insurance operations	4,071	3,430	4,315
Other expenses	4,238	7,024	1,584

Total costs and expenses	215,017	212,461	195,896

Operating income (loss)	(7,668)	(17,806)	(545)

Automotive interest income and other non-operating income (expense), net	2,721	1,066	1,400

Income (loss) before income taxes, equity income (loss) and minority interests and cumulative effect of accounting change	(4,947)	(16,740)	855
Income tax (benefit)	(2,785)	(5,870)	(1,126)
Equity income (loss) and minority interests, net of tax	184	562	720

Income (loss) before cumulative effect of accounting change	(1,978)	(10,308)	2,701
Cumulative effect of accounting change in accounting principle	—	(109)	—

Net income (loss)	$(1,978)	$(10,417)	$2,701

Basic earnings (loss) per share
Earnings (loss) before cumulative effect of accounting change	$(3.50)	$(18.23)	$4.78
Cumulative effect of accounting change	—	(0.19)	—

Earnings (loss) per share, basic	$(3.50)	$(18.42)	$4.78

Weighted average common shares outstanding, basic (millions)	566	565	565

Diluted earnings (loss) per share
Earnings (loss) before cumulative effect of accounting change	$(3.50)	$(18.23)	$4.76
Cumulative effect of accounting change	—	(0.19)	—

Earnings (loss) per share, diluted	$(3.50)	$(18.42)	$4.76

Weighted average common shares outstanding, diluted (millions)	566	565	567

Cash dividends per share	$1.00	$2.00	$2.00

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$23,774	$15,187
Marketable securities	138	1,416

Total cash and marketable securities	23,912	16,603
Accounts and notes receivable, net	8,216	5,917
Inventories	13,921	13,862
Equipment on operating leases, net	6,125	6,993
Deferred income taxes and other current assets	11,957	8,982

Total current assets	64,131	52,357

Financing and Insurance Operations assets
Cash and cash equivalents	349	15,539
Investments in securities	188	18,310
Finance receivables, net	—	180,849
Loans held for sale	—	21,865
Assets held for sale	—	19,030
Equipment on operating leases, net	11,794	31,194
Equity in net assets of GMAC LLC	7,523	—
Other assets	2,269	25,157

Total Financing and Insurance Operations assets	22,123	311,944

Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,969	3,242
Property, net	41,934	38,543
Intangible assets, net	1,118	1,869
Deferred income taxes	32,967	23,761
Prepaid pension	17,366	37,576
Other assets	4,584	4,864

Total non-current assets	99,938	109,855

Total assets	$186,192	$474,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable (principally trade)	$26,931	$26,402
Short-term borrowings and current portion of long-term debt	5,666	1,627
Accrued expenses	35,225	42,697

Total current liabilities	67,822	70,726

Financing and Insurance Operations Liabilities
Accounts payable	1,214	3,731
Liabilities related to assets held for sale	—	10,941
Debt	9,438	253,508
Other liabilities and deferred income taxes	925	26,325

Total Financing and Insurance Operations liabilities	11,577	294,505

Non-Current Liabilities
Long-term debt	33,067	32,580
Postretirement benefits other than pensions	50,086	28,990
Pensions	11,934	11,225
Other liabilities and deferred income taxes	15,957	20,430

Total non-current liabilities	111,044	93,225

Total liabilities	190,443	458,456
Minority interests	1,190	1,047
Stockholders’ equity (deficit)
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 756,637,541 and 565,670,254 shares issued and outstanding, at December 31, 2006, respectively and 756,637,541 and 565,518,106 at December 31, 2005, respectively)	943	943
Capital surplus (principally additional paid-in capital)	15,336	15,285
Retained earnings	406	2,960
Accumulated other comprehensive loss	(22,126)	(4,535)

Total stockholders’ equity (deficit)	(5,441)	14,653

Total liabilities, minority interests, and stockholders’ equity (deficit)	$186,192	$474,156